Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266810

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated April 14, 2023)

UP TO 500,000 SHARES OF COMMON STOCK

This prospectus supplement updates and supplements the prospectus, dated April 14, 2023 (as supplemented to date, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-266810). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 21, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by Ampere Computing LLC or its permitted transferees (“Ampere” or the “selling stockholder”) of up to 500,000 shares (the “Shares”) of common stock, par value $0.0001 (the “common stock”), of the Company, issued upon the exercise of the vested portion of that certain warrant issued to the selling stockholder (the “Ampere Warrant”) pursuant to the warrant subscription agreement, dated as of October 6, 2021, by and between Legacy Rigetti (as defined below) and Ampere (the “Warrant Subscription Agreement”), for an aggregate purchase price (including amounts for exercise) of $10,000,000, or $10.00 per share. The Shares consist of 500,000 outstanding shares of common stock issued in connection with the exercise of the vested portion of the Ampere Warrant and receipt by the Company of an aggregate $5,000,000 (including aggregate exercise price).

The selling stockholder may offer, sell or distribute all or a portion of the Shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Shares.

We will bear all costs, expenses and fees in connection with the registration of these Shares, including with regard to compliance with state securities or “blue sky” laws. The selling stockholder will bear all commissions and discounts, if any, attributable to their sale of Shares. See the section entitled “Plan of Distribution.”

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

The common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “RGTI.” On June 20, 2023, the last reported sales price of the common stock as reported on Nasdaq was $1.085 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 16 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 21, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2023

RIGETTI COMPUTING, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40140	88-0950636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

775 Heinz Avenue Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 210-5550

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RGTI	The Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	RGTIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

Rigetti Computing, Inc. (the “Company”) held its 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on June 15, 2023. The final results for each of the proposals submitted to a vote of the Company’s stockholders at the Annual Meeting are set forth below. These proposals are described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2023.

Proposal 1. Election of Directors.

The Company’s stockholders elected the three persons listed below as Class I Directors, each to serve until the Company’s 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. The final voting results are as follows:

Name	Votes For	Votes Withheld	Broker Non-Votes
Subodh Kulkarni	64,078,482	424,281	17,896,293
Ray Johnson	62,854,188	1,648,575	17,896,293
H. Gail Sandford	56,012,993	8,489,770	17,896,293

Proposal 2. Approval of an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of shares of the Company’s common stock at a ratio of 1-for-10.

The Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio of 1-for-10. The Company’s Board of Directors may, in its discretion, effect and implement the reverse stock split at any time prior to the Company’s 2024 annual meeting of stockholders or may, in its discretion, determine not to effect the reverse stock split. The voting results are as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
77,340,206	4,910,206	148,644	—

Proposal 3. Ratification of the Selection of Independent Registered Public Accounting Firm.

The Company’s stockholders ratified the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The final voting results are as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
81,471,283	767,509	160,264	—

Proposal 4. Approval of the Authorization to Adjourn the Annual Meeting.

The Company’s stockholders approved the authorization to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there were not sufficient votes in favor of Proposal 2. The final voting results are as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
78,789,627	3,245,248	364,181	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGETTI COMPUTING, INC.

Date: June 21, 2023	By:	/s/ Jeffrey A. Bertelsen
Jeffrey A. Bertelsen
Chief Financial Officer